UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2017

The Crypto Company

(Exact name of registrant as specified in its charter)

Nevada	000-55726	46-4212105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23805 Stuart Ranch Road, Suite 235 Malibu, CA	90265
(Address of principal executive offices)	(Zip Code)

(424) 228-9955

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2017, The Crypto Company, a Nevada corporation (the “Company”), entered into an Equity Purchase Agreement (the “Agreement”) with Coin Tracking e.K., a sole proprietorship formed under the laws of the Republic of Germany (“CoinTracking”), and Dariusz Kachel, an individual and sole proprietor of CoinTracking (“Kachel”). Pursuant to the terms of the Agreement, (i) CoinTracking shall transfer all of its assets and liabilities to a GmbH newly formed under the laws of the Republic of Germany (the “GmbH”), and (ii) a newly formed wholly-owned subsidiary of the Company (“Acquisition Sub”) shall acquire 50.1% of the equity interests in the GmbH in exchange for (a) € 4.000.000 in cash and (b) shares of common stock of the Company, par value $0.001 per share, to be valued based on the average closing price per share for the ten (10) trading days immediately preceding the Closing, with an aggregate value of € 4.000.000. For a period of one year following the Closing, as defined below, Acquisition Sub shall have the option to purchase up to an additional 25% of the equity interests in the GmbH, in one or more transactions, on terms substantially similar to the terms of the initial equity purchase.

The transactions contemplated by the Agreement are expected to be consummated on or before January 31, 2017 (the “Closing”), and are subject to customary conditions, representations, warranties and covenants by all parties thereto, and entry into the German commercial registry.

Item 7.01 Regulation FD Disclosure.

On November 27, 2017, the Company issued a press release announcing the Company’s entry into the Agreement and the transactions contemplated thereby. A copy of the press release is furnished herewith as Exhibit 99.1 to this report.

The information furnished in this Current Report on Form 8-K under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release of The Crypto Company, dated November 27, 2017 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRYPTO COMPANY
Date: November 27, 2017
	By:	/s/ Michael Poutre
	Name:	Michael Poutre
	Title:	Chief Executive Officer